Exhibit 15.3

PricewaterhouseCoopers Inc., 4 Lisbon Lane, Waterfall City, Jukskei View, 2090 Private Bag X36, Sunninghill, 2157, South Africa T: +27 (0) 11 797 4000, F: +27 (0) 11 209 5800, www.pwc.co.za Chief Executive Officer: L S Machaba The Company's principal place of business is at 4 Lisbon Lane, Waterfall City, Jukskei View, where a list of directors' names is available for inspection. Reg. no. 1998/012055/21, VAT reg.no. 4950174682. 6 September 2024 Securities and Exchange Commission 100 F Street, N.E. Washington, DC 20549 Commissioners: We have read the statements made by Sasol Limited (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 16F of Form 20-F of Sasol Limited dated 6 September 2024. We agree with the statements concerning our Firm contained therein. Very truly yours, PricewaterhouseCoopers Inc. Johannesburg, Republic of South Africa

Audit-related fees consist of the review of documents filed with regulatory authorities, consultations concerning financial accounting and reporting standards, review of security controls and operational effectiveness of systems, due diligence related to acquisitions and employee benefit plan audits.

Tax fees include fees billed for tax compliance services, including assistance in the preparation of original and amended tax returns; tax consultations, such as assistance in connection with tax audits and appeals; tax advice relating to acquisitions, transfer pricing, and requests for rulings or technical advice from tax authorities; and tax planning services and expatriate tax compliance, consultation and planning services.

All other fees consist of fees billed which are not included under audit fees, audit related fees or tax fees.

Audit committee approval policy

In accordance with our audit committee pre-approval policy, all audit and non-audit services performed for us by our independent accountants were approved by the audit committee of our board of directors, which concluded that the provision of such services by the independent accountants was compatible with the maintenance of that firm's independence in the conduct of its auditing functions.

In terms of our policy, non audit services not exceeding R2 million that fall into the categories set out in the pre-approval policy, do not require pre-approval by the audit committee, but are pre-approved by the Senior Vice President: Financial Controlling and Governance. All non audit services exceeding R2 million are pre-approved by the Chief Financial Officer. The audit committee is notified twice a year of services approved within this threshold.

The total aggregate amount of non-audit fees in any one financial year must be less than 20% of the total audit fees for Sasol's annual audit engagement, unless otherwise directed by the audit committee. In addition, services to be provided by the independent accountants that are not within the category of approved services must be approved by the audit committee prior to engagement, regardless of the service being requested and the amount, but subject to the restriction above.

Requests or applications for services that require specific separate approval by the audit committee are required to be submitted to the audit committee by both management and the independent accountants and must include a detailed description of the services to be provided and a joint statement confirming that the provision of the proposed services does not impair the independence of the independent accountants.

No work was performed by persons other than the principal accountant's employees on the principal accountant's engagement to audit Sasol Limited's financial statements for 2023

Item 16.D EXEMPTIONS FROM THE LISTING STANDARDS FOR AUDIT COMMITTEES

Not applicable.

Item 16.E PURCHASES OF EQUITY SECURITIES BY THE ISSUER AND AFFILIATED PURCHASERS

Period	Total number of ordinary shares repurchased	Average price paid per share	Shares cancelled under the share repurchase scheme	Total number of shares purchased as part of publicly announced programmes	Maximum number of shares that may yet be purchased under the programmes
For the year ended 30 June 2024					
2023-07-01 to 2024-06-30	—	—	—	—	—
	—		—	—	

Item 16.F CHANGE IN REGISTRANT'S CERTIFYING ACCOUNTANT

On 20 March 2023, KPMG Inc (KPMG) was appointed by the Sasol Limited's board of directors as the Company's independent principal accountants for the financial year ending June 30, 2024 after a formal tender process to appoint a new independent registered public accounting firm in accordance with Company's auditor rotation policy . The appointment of KPMG was approved by shareholders at the Company's annual general meeting on 19 January 2024 as recommended by the board of directors. The change of auditors was made pursuant to prevailing corporate governance practice.

PricewaterhouseCoopers Inc. ("PwC") resigned as independent principal accountants of the Company on conclusion of its responsibilities relating to the June 30, 2023 financial year audit, which was concluded during September 2023.

101

102 The reports of PwC on the Company’s consolidated financial statements for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. In connection with the audits of the Company’s financial statements for each of the two fiscal years ended June 30, 2022 and 2023, there were (i) no disagreements with PwC, as that term is used in Item 16F(a)(1)(iv) of Form 20-F over any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which, if not resolved to the satisfaction of PwC, would have caused PwC to make reference to the matter in their report and (ii) there were no “reportable events” as defined in Item 16F(a)(1)(v) of Form 20-F except for the material weakness in the Company’s internal control over financial reporting with respect to the level of precision applied to the impairment assessments performed on all cash generating units across the South African integrated value chain within the Energy and Chemicals Africa segments as disclosed in the Company’s prior filings on Form 20- F with the SEC. Sasol has provided PwC with a copy of the foregoing disclosure and has requested PwC to provide it with a letter addressed to the SEC stating whether or not PwC agrees with the above statements. A copy of such letter, exhibit 15.3 in which PwC state they agree with such disclosure, is filed as an exhibit to this annual report on Form 20-F. See “Item 19: Exhibits to the Form 20-F—Exhibit 15.3. “Letter from Pricewaterhouse Coopers Inc. to the Securities and Exchange Commission regarding a change in registrant’s certifying accountant” During the two fiscal years ended 30 June 2023 and 2022, neither we nor anyone acting on our behalf consulted with KPMG concerning (i) the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on our consolidated financial statements and no written or oral advice was provided by KPMG that was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a disagreement (as that term is used in Item 16F(a)(1)(iv) of Form 20-F and the related instructions to Item 16F) or a "reportable event" (as defined in Item 16F(a)(1)(v) of Form 20-F). Item 16.G CORPORATE GOVERNANCE Sasol maintains a primary listing of its ordinary shares and Sasol BEE ordinary shares on the Johannesburg Stock Exchange operated by the JSE and a listing of ADSs on the NYSE. We have compared our corporate governance practices to those for domestic US companies listed on the NYSE and confirm that we comply substantially with such NYSE corporate governance standards and there were no significant differences at 30 June 2024. Refer to “Integrated Report—Governance” as contained in Exhibit 99.7, for further details of our corporate governance practices. Item 16.H MINE SAFETY DISCLOSURE Not applicable. Item 16.I DISCLOSURE REGARDING FOREIGN JURISDICTIONS THAT PREVENT INSPECTIONS Not applicable. Item 16.J INSIDER TRADING POLICIES The Company has adopted an Insider Trading Policy (the Policy) that aims to ensure compliance with applicable insider trading laws, rules, regulations and applicable listing requirements. The Policy governs the purchase, sale and other dispositions of Sasol’s securities by directors, senior management and employees. Refer to “Insider Trading Policy and procedures” as contained in Exhibit 98.1, for further details of our Insider Trading Policy. Item 16.K CYBERSECURITY Risk Management and Strategy Sasol considers cybersecurity as a top risk and has strong governance and assurance management processes in place to provide oversight over the following: Identification and understanding of the risk;